MOCK & PARTNERS INTERNATIONAL
registeraccountants

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference, in the Registration Statements on Form S-8, Registration Nos. 333-13270, 333-11220, 333-1946, 333-10794 and 333-113552 of Magic Software Enterprises Ltd., of our report dated 28th Januar 2004 with respect to the balance sheets of the Magic Benelux BV as of December 31, 2001 and 2003 and the related statements of operations, changes in shareholders' equity and cash flows for the years in the period ended December 31, 2003 and 2001, which report appears in the Annual Report on Form 20-F of Magic Software Enterprises Ltd. for the year ended December 31, 2003.

Amsterdam, June 10th 2004

Mock & Partners International
Registeraccountants

Drs H.J.S.Mock RA

Rapenburgerstraat 109, 1011 VL Amsterdam
Tel: 020 6381881 Fax: 020 6272624 office@mock.nl